Exhibit 4.44

AMENDED AND RESTATED LETTER OF AGREEMENT

THIS AMENDED AND RESTATED LETTER OF AGREEMENT (this “Agreement”) is made and effective as of November 30, 2015 (the “Effective Date”) by and among: NetEase, Inc. ( “NetEase”), Mr. William Lei Ding (“William”) and Mr. Xiaojun Hui (“Xiaojun”).  Unless otherwise defined, capitalized terms used herein shall have the meaning assigned to them in the Original Agreement (as defined below).

WHEREAS, NetEase, William and Bo Ding (“Bo”) were parties to the Letter of Agreement, dated June 6, 2000, as supplemented on May 17, 2004, July 15, 2004 and July 20, 2004 and which was further amended and novated pursuant to the Amendment and Novation of Letter of Agreement by and among NetEase, William, Bo and Xiaojun dated May 1, 2014 (collectively, the “Original Agreement”);

WHEREAS, prior to or on the date of this Agreement, Guangzhou NetEase Computer System Co., Ltd. (“Guangzhou NetEase”) has transferred 79% of the equity interest in Beijing Guangyitong Advertising Co., Ltd. (“Guangyitong”) to William and 1% of the equity interest in Guangyitong to Ms. Li Li (collectively, the “Equity Transfers”), upon the completion of which Guangzhou NetEase will cease to be a shareholder of Guangyitong;

WHEREAS, in connection with the Equity Transfers, the parties hereto have agreed that the Original Agreement will be amended and restated in its entirety with effect from the date hereof on the terms and conditions set forth below, such that the rights, obligations and liabilities under the Original Agreement will relate to William and Xiaojun, in their respective capacities as direct shareholders of Guangzhou NetEase, and not in William’s capacity as a direct shareholder of Guangyitong.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.     All changes to be made to any of the following documents (collectively the “NetEase Agreements”) shall be subject to the approval by vote of a majority of the Board of Directors of NetEase (the “Board”).

(a)   the Original Agreement, as amended and restated on the Effective Date;

(b)   Shareholder Voting Rights Trust Agreement relating to Guangzhou NetEase, among NetEase Information Technology (Beijing) Co., Ltd. (“NetEase Beijing”) and other parties thereto, dated May 12, 2000, as amended and novated on May 1, 2014 and amended and restated on the Effective Date;

(c)   Equity Pledge Agreement, between NetEase Beijing and Xiaojun, dated May 1, 2014;

(d)   Loan Agreement, between NetEase Beijing and Xiaojun, dated May 1, 2014; and

(e)   any and all other agreements to which NetEase, NetEase Beijing and/or their respective affiliates is a party on the one side and any of their variable interest entities and/or any of the shareholders of any such variable interest entities  on the other side.

2.     William shall not participate in the vote of the Board in connection with any change to be made to any NetEase Agreement in accordance with Section 1 above; provided that, in the case of unanimous written resolutions, William shall sign such written resolutions concurring with the other directors of NetEase, if they approve any such changes.

3.     In the event that any change to be made to any NetEase Agreement requires a vote by the shareholders of NetEase, William shall vote in such capacity as the majority shareholders of NetEase in accordance with the Board’s instructions.

4.     In the event that any change to be made to any NetEase Agreement requires a vote by the shareholders of Guangzhou NetEase, William and Xiaojun shall vote in such capacity as the shareholders of Guangzhou NetEase in accordance with the Board’s instructions.

5.     This Agreement shall remain effective for 20 years from May 12, 2010 unless otherwise terminated upon agreement by the Board, excluding the vote of William as otherwise contemplated herein.

6.     Miscellaneous.

(a)   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

(b)   Entire Agreement. The Agreement constitutes the entire agreement amongst the parties hereto relating to the subject matters hereof.

(c)   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

(d)   Amendment. This Agreement can only be amended or terminated by the written consent of all parties hereto.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the Effective Date.

NetEase, Inc.
(Seal)

William Lei Ding

/s/ William Lei Ding

Xiaojun Hui

/s/ Xiaojun Hui

Acknowledged and agreed to:

NetEase Information Technology (Beijing) Co., Ltd.
(Seal)

Guangzhou NetEase Computer System Co., Ltd.
(Seal)